EXHIBIT 4.2


                              AMENDMENT NUMBER ONE

                         DATED AS OF DECEMBER 20, 2000,

                                       TO

                 AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

                          DATED AS OF NOVEMBER 4, 2000,

                                  BY AND AMONG

                     EXFO ELECTRO-OPTICAL ENGINEERING INC.,

                                 EXFO SUB, INC.,

                           BURLEIGH INSTRUMENTS, INC.,

                             ROBERT G. KLIMASEWSKI,

                               WILLIAM G. MAY, JR,

                                DAVID J. FARRELL

                                       AND

                               WILLIAM S. GORNALL


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                             AMENDMENT NUMBER ONE TO

                 AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

         This AMENDMENT NUMBER ONE (this "AMENDMENT") dated as of December 20, 2000 amends that certain AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (the "AGREEMENT") dated as of November 4, 2000 among EXFO Electro-Optical Engineering Inc., incorporated pursuant to the CANADA BUSINESS CORPORATIONS ACT (the "BUYER"), EXFO Sub, Inc., a corporation organized under the laws of the State of New York ("BUYER SUB"), Burleigh Instruments, Inc., a corporation organized under the laws of the State of New York (the "Company"), Robert G. Klimasewski, ("KLIMASEWSKI"), William G. May, Jr., ("MAY"), David J. Farrell ("FARRELL") and William S. Gornall ("GORNALL" and, together with Klimasewski, May and Farrell, the "SHAREHOLDERS"). Defined terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

                                    RECITALS

         WHEREAS, the Shareholders, the Company, the Buyer and the Buyer Sub wish to amend the Agreement to reallocate the Merger Consideration to be received by each of the Shareholders.

         WHEREAS, the Shareholders, the Company, the Buyer and the Buyer Sub wish to further amend the Agreement to reduce the Stock Consideration to enable the Buyer to institute a restricted stock retention program for the Company's employees, utilizing the value of certain Stock Consideration voluntarily relinquished by certain of the Shareholders.

         NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in the Agreement and in this Amendment, the parties hereto hereby agree as follows:

1. Section 1.3 of the Agreement is hereby amended in its entirety to read as follows:

                  EFFECTIVE TIME. The consummation of the Merger shall be effected as promptly as practicable, but in no event more than three business days after the satisfaction or waiver of the conditions set forth in ARTICLE 5 of this Agreement (other than those conditions which by their nature are to be satisfied at the Closing, but subject to satisfaction of those conditions), and the parties hereto will cause a copy of the Articles of Merger attached hereto as Exhibit A (the "ARTICLES OF MERGER") and including a Plan of Merger (the "PLAN OF MERGER") to be executed, delivered and filed with the Secretary of State of the State of New York in accordance with the BCL. The Merger shall become effective upon the delivery of the properly executed Articles of Merger to the Secretary of State of the State of New York for filing. The date and time on which the Merger shall become effective is referred to herein as the "EFFECTIVE TIME".

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2.       Section 1.7(b)(i) of the Agreement is hereby amended in its entirety to read as follows:

                           "(i)     Buyer shall deliver to each Shareholder, as
                  applicable: (i) the aggregate amount of the Cash Consideration payable to such Shareholder in United States dollars in immediately available funds by wire transfer to one or more accounts designated prior to the Effective Time in writing by each such Shareholder for said purpose, subject to Section 1.13; (ii) stock certificates representing the Buyer Shares (other than Escrow Shares) registered in each Shareholder's name and in such denominations as set forth on Exhibit C, which shall be agreed upon by the parties at the Closing and which shall be determined by reference to the Closing Price; and (iii) all documents, instruments and writings required to have been delivered at or prior to the Effective Time by the Buyer or by Buyer Sub pursuant to this Agreement;"

3. Section 1.8 of the Agreement is hereby amended in its entirety to read as follows:

                  (a) "The total consideration to be paid by Buyer in the Merger shall be $256,240,641 (the "MERGER CONSIDERATION") consisting of
         (a) $33,593,141 payable in cash, subject to Section 1.13 (the "CASH CONSIDERATION") and (b) $222,647,500 (the "STOCK CONSIDERATION") payable in the form of Buyer Subordinate Voting Shares (the "BUYER SHARES"). In addition, Buyer shall assume and pay certain obligations of the Company pursuant to Section 1.13. The aggregate number of Buyer Shares payable shall be determined by dividing the Stock Consideration by the Closing Price. The "CLOSING PRICE" shall be the average closing price of Buyer Subordinate Voting Shares for the five trading days ending with December 18, 2000, as reported by the Nasdaq National Market; provided, however, that for purposes of this Agreement, if the Closing Price is less than 90% of the Signing Price, the Closing Price shall be 90% of the Signing Price, and if the Closing Price is greater than 110% of the Signing Price, the Closing Price shall be 110% of the Signing Price. The "SIGNING PRICE" is $38.125, representing the closing price of the Buyer Subordinate Voting Shares, as reported by the Nasdaq National Market, at closing of trading on October 31, 2000. If, prior to the Closing, there is any stock dividend, stock split or other change in the character or amount of the outstanding Buyer Subordinate Voting Shares, then in such event any and all new, substituted or additional securities to which the Shareholders would have been entitled by reason of their ownership of the Buyer Shares had the Closing occurred prior to such event shall be considered Buyer Shares for purposes of this Agreement and the consideration to be received by each Shareholder shall be adjusted accordingly. At the Effective Time, by virtue of the Merger and without further action on the part of Buyer, Buyer Sub or the Company, the shares of Company Common Stock issued and outstanding immediately prior to Closing shall be conceded and extinguished and shall be converted into the right to receive the Merger Consideration, such that each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration, which Merger Consideration shall be paid to each Shareholder in such amount of Stock Consideration and Cash Consideration, as the case may be, as set forth on Schedule 1.8 attached hereto. The number of shares of Buyer Stock

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         constituting the Stock Consideration and the amount of Cash
         Consideration to be received by each Shareholder is set forth on
         Schedule 1.8 attached hereto. Each share of common stock, par value of $0.01 per share of Buyer Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall become one validly issued fully paid and non-assessable share of Surviving Corporation Common Stock as of the Effective Time, and the Surviving Corporation shall become a wholly-owned subsidiary of Buyer. In exchange for and in consideration of the issuance of the Merger Consideration, Buyer will be entitled to subscribe and undertakes and agrees to subscribe, at the Effective Time, for the Surviving Corporation Common Stock. The Surviving Corporation Common Stock will at the Effective Time have been duly authorized and, when issued to Buyer, will be validly issued and outstanding as fully paid and non-assessable. The number of shares of Company Common Stock held by each Shareholder and to be converted into the right to receive the Merger Consideration is set forth opposite each Shareholder's name on Exhibit C. No fraction of a share of Buyer Subordinate Voting Shares shall be issued, and each fractional share thereof shall be rounded up to the nearest whole number. Until surrendered and exchanged, each outstanding certificate which, prior to the Effective Time, represented shares of Company Common Stock shall be deemed to represent and evidence only the right to receive the Merger Consideration to be paid therefore as set forth in this Section 1.8. No interest shall accrue or be payable with respect to any Cash Consideration which any Shareholder shall be entitled to receive. Buyer shall be authorized to pay Merger Consideration attributable to any certificate theretofore issued which has been lost or destroyed, upon receipt of satisfactory evidence of ownership of the shares of Company Common Stock represented thereby and of appropriate indemnification. It being agreed that the Merger Consideration received by Messrs. Farrell and Gornall shall be reduced on a dollar for dollar basis equal to six (6) months of their respective annual remuneration in the event that Messrs. Farrell or Gornall terminate unilaterally their respective employment agreement with the Surviving Corporation prior to the second anniversary of the Effective Time."

                  (b) It is acknowledged by the parties that the Merger Consideration payable hereunder has been reduced by agreement of the parties by the sum of $12,352,500 to reflect the voluntary contribution of 360,000 Buyer Shares (valued at the Closing Price) by Klimasewski, May and Farrell to a Restricted Stock Award Plan (the "Plan") to be created by Buyer for the benefit of the Company's Employees. A copy of the Plan is attached hereto as Exhibit A. The parties agree that Klimasewski and May have each contributed the value of 151,285 Buyer Shares to the Plan, and that Farrell has contributed the value of 57,430 shares to the Plan. The Buyer agrees that to the extent any award of Buyer Shares is forfeited in whole or in part by an employee of the Company, the Buyer Shares so forfeited as well as any unallocated Buyer Shares as of January 31, 2001 shall increase the Merger Consideration and shall be paid to Klimasewski, May and Farrell in proportion to their contribution of Buyer Shares to the Plan (the "Additional Shares"). The Additional Shares shall be paid to Klimasewski, May and Farrell as soon as practicable, but in no event later than ten (10) business days, following each Vesting Date (as defined in the Plan) with respect to all

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         Additional Shares forfeited by employees on or before such Vesting Date or January 31, 2001, as applicable.

4. Section 1.9 of the Agreement is hereby amended in its entirety to read as follows:

         "Simultaneously with the Merger and at the Effective Time, an aggregate 15% of the Stock Consideration will be delivered to the Escrow Agent (as such term is defined in the Escrow Agreement attached hereto as Exhibit D (the "ESCROW AGREEMENT")). Such shares of Buyer Shares shall constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth in the Escrow Agreement. Each Shareholder shall contribute such number of Buyer Shares received by him to the Escrow Fund as is set forth on Schedule 1.8 attached hereto. The portion of the Escrow Fund contributed on behalf of each of the Shareholders shall be in proportion to the Merger Consideration which such holder would otherwise be entitled under Section 1.8. The Escrow Fund shall terminate in accordance with the terms of the Escrow Agreement. The provisions of the Escrow Agreement shall govern in the event of any conflict between the Escrow Agreement and this Section 1.9. The Shareholders may withdraw shares of Buyer Shares (the "WITHDRAWN SHARES") and substitute cash in lieu thereof at any time, provided that the amount deposited in substitution for the Withdrawn Shares is equal to the product of (i) the Closing Price, and (ii) the number of Withdrawn Shares."

5. Section 1.13 of the Agreement is hereby amended in its entirety to read as follows:

         "At the Closing, the Buyer hereby assumes and agrees to pay directly the legal fees incurred by the Company in connection with the transactions contemplated hereby and further assumes and agrees to pay directly the investment banking fees incurred by the Company and payable as of the Closing (collectively, the "EXPENSES"). The Shareholders hereby jointly and severally assume and agree to pay directly the investment banking fees of the Company arising out of the transactions contemplated hereby and payable following the Closing with respect to the portion of the Stock Consideration placed in escrow pursuant to the Escrow Agreement. At the Closing, the Buyer shall pay the Expenses in cash, in the currency requested by the service provider, by wire transfer of immediately available funds. The Company shall, at least two business days prior to the Closing Date, advise the Buyer in writing of the amount of the Expenses, together with wire transfer instructions for such payments. Farrell and Gornall acknowledge that, as a result of the assumption and payment of the Expenses by the Buyer, that the number of shares of Buyer Stock to be received by them as part of the Merger Consideration shall be adjusted as set forth on Schedule 1.8 "

6. Section 2.8 of the Agreement is hereby amended in its entirety to read as follows:

         "The Shareholders (a) have delivered to the Buyer on or prior to the execution of this Agreement complete and correct copies of the Company's audited combined consolidated balance sheet as of December 31, 1999 and 1998, and the related statements of operations, shareholders' equity and cash flows (together with the auditors' report thereon) for the year ended December 31, 1999 and 1998, together with notes to such financial statements (the "AUDITED FINANCIAL

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         STATEMENTS"), and (b) have delivered to the Buyer on or about December
         19, 2000 complete and correct copies of the Company's unaudited combined consolidated balance sheet as at September 30, 2000, and the related statements of operations, stockholders' equity and cash flows for the nine month periods ended September 30, 2000 (the "INTERIM FINANCIAL STATEMENTS") (the Audited Financial Statements and Interim Financial Statements are herein collectively referred to as the "FINANCIAL STATEMENTS"). The Financial Statements are in accordance with the books and records of the Company and have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods covered thereby and present fairly in all material respects, as of their respective dates, the financial condition and results of operations of the Company (subject, in the case of Interim Financial Statements, to normal, recurring year-end adjustments that may be required upon audit). No information has become available to the Company that would render the Financial Statements materially and adversely incomplete or inaccurate."

7.       Section 5.2(m) is hereby amended to read in its entirety as follows:

                  (m) SEC FINANCIAL STATEMENTS. The Shareholders shall have delivered (i) consolidated, combined audited balance sheets of the Company and its Subsidiaries as of the end of the two most recent fiscal years, (ii) a consolidated, combined unaudited balance sheet as of the end of the most recent quarter preceding the Closing, (iii) consolidated, combined audited statements of income and cash flows for each of the three fiscal years preceding the Closing, and (iv) consolidated, combined unaudited statements of income and cash flows for the interim period between the latest audited balance sheet date and the date of the balance sheet being provided pursuant to clause
         (ii), in each case meeting the requirements of the SEC that would be applicable to the Company as if its securities were registered under
         Section 12 of the SECURITIES AND EXCHANGE ACT OF 1934, as amended (collectively, the "SEC FINANCIAL STATEMENTS").

8.       Section 5.2(n) is hereby amended to read in its entirety as follows:

                  (n) The Buyer shall have received confirmation that KPMG LLP, the Company's auditors, are independent certified public accountants qualified to deliver the accountant's report on the SEC Financial Statements as required by the SEC.

9. The parties to this Amendment agree to take all actions, including the execution of additional documents, as may be reasonably requested by the other parties hereto to effect the intent and purposes of this Amendment.

10. This Amendment shall be governed in all respects by the provisions of the Agreement, which shall remain in full force and effect, as modified by this Amendment.


                  [Remainder of Page Intentionally Left Blank]

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                       [Amendment No. One Signature Page]



         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.


                                        BURLEIGH INSTRUMENTS, INC.

                              By:       /s/  David J. Farrell
                                        ---------------------------------------
                              Name:     David J. Farrell
                              Title:    President


                                        EXFO ELECTRO-OPTICAL
                                        ENGINEERING INC.

                              By:       /s/  Germain Lamonde
                                        ---------------------------------------
                              Name:     Germain Lamonde
                              Title:    President and Chief Executive Officer


                                        EXFO SUB, INC.

                              By:       /s/  Germain Lamonde
                                        ---------------------------------------
                              Name:     Germain Lamonde
                              Title:    President


                                        /s/  Robert G. Klimasewski
                                        ---------------------------------------
                                        Robert G. Klimasewski


                                        /s/  William G. May, Jr.
                                        ---------------------------------------
                                        William G. May, Jr.


                                        /s/  David J. Farrell
                                        ---------------------------------------
                                        David J. Farrell


                                        /s/  William S. Gornall
                                        ---------------------------------------
                                        William S. Gornall